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                                                                      Exhibit 11



                           STATER BROS. HOLDINGS INC.
                  Calculation of Earnings Per Common Share (In
            thousands, except number of shares and per share amounts)


                                                Fiscal Years Ended
                                       ------------------------------------
                                         1995         1996(1)        1997
                                       --------      --------      --------
Net income                             $  6,727      $ 16,011      $ 13,467


Less preferred dividends                      -         4,111         6,166
                                       --------      --------      --------

Net income available
  to common shareholders               $  6,727      $ 11,900      $  7,301
                                       ========      ========      ========

Earnings per common share              $  67.27      $ 165.28      $ 146.02
                                       ========      ========      ========

Average common shares outstanding       100,000        72,000        50,000
                                       ========      ========      ========

Common shares outstanding
  at end of fiscal year                 100,000        50,000        50,000
                                       ========      ========      ========


(1)  53-Week Fiscal Year





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